Exhibit 10.1

Renee R. Schultz
Vice President, Capital Markets

4000 Wisconsin Avenue, NW
Washington, DC 20016
202 752 1805
202 752 6890 (fax)
renee_r_schultz@fanniemae.com

December 15, 2011

PHH Mortgage Corporation

1 Mortgage Way

Mount Laurel, NJ 08054

Re:                             Extension of Committed Purchase Facility for Early Funding

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) amends and restates the agreement between Fannie Mae and PHH Mortgage Corporation (“PHH”) regarding Fannie Mae’s commitment to accept delivery and to purchase mortgage loans and pools of mortgage loans from PHH pursuant to the Early Funding Agreements (as defined in that certain Pricing Terms Letter between Fannie Mae and PHH, dated as of the date hereof (the “Pricing Terms Letter”)), at any time during the term of this Letter Agreement, with an aggregate unpaid principal balance, at any one time and from time to time, of up to $1 billion.  This Letter Agreement supersedes the Letter Agreement between Fannie Mae and PHH dated as of December 16, 2010, related to the Committed Purchase Facility for Early Funding.

1.             Term of Agreement.  The terms set forth in this Letter Agreement shall apply to all sales and deliveries of mortgage loans and pools of mortgage loans from PHH to Fannie Mae pursuant to the Early Funding Agreements that are made after the effective date of this Letter Agreement and prior to the one year anniversary date of the date hereof (the “Scheduled Termination Date”), subject to the early termination of this Letter Agreement as provided herein.

2.             Commitment.  (a) During the term of this Letter Agreement, subject to the terms and conditions set forth herein, Fannie Mae shall accept the sale and delivery and shall purchase mortgage loans and pools of mortgage loans from PHH pursuant to the terms and conditions of the Early Funding Agreements, provided that Fannie Mae shall not be committed to purchase mortgage loans or pools of mortgage loans from PHH to the extent that, after giving effect to the purchase thereof, the aggregate unpaid principal balance of mortgage loans and pools of mortgage loans considered to be Pending (as defined below) for all Early Funding Agreements would exceed $1 billion ($1,000,000,000.00).  Fannie Mae’s commitment to purchase loans from PHH pursuant to the terms of this Letter Agreement shall be referred to herein as the “Commitment”.

(b)           For purposes of this Letter Agreement, mortgage loans and pools of mortgage loans that have been purchased by Fannie Mae under the Early Funding Agreements, but pursuant to the terms thereof the transaction has not been completed (i.e., either (i) for a transaction under the ASAP Plus Agreements (as defined in the Pricing Terms Letter), the mortgage loans have not been repurchased by PHH and redelivered to Fannie Mae into a whole loan commitment, or (ii) for a transaction under the ASAP Sale Agreements (as defined in the Pricing Terms Letter), the mortgage-backed securities to be created from the pool of mortgages purchased by Fannie Mae have not been delivered to the identified forward trade counterparty) will be referred to as “Pending.”

(c)           During the term of this Letter Agreement, Fannie Mae’s purchases of mortgage loans and pools of mortgage loans from PHH under the Early Funding Agreements shall be at the pricing levels set forth in the Pricing Terms Letter.

(d)           For the avoidance of doubt, this Letter Agreement is intended to create a binding commitment by Fannie Mae to purchase mortgage loans and pools of mortgage loans from PHH pursuant to the terms of the Early Funding Agreements, and as such, any provisions in the Early Agreements that relate to:

(i) an Early Funding Agreement not being construed as conferring the right to PHH to deliver mortgage loans or pools of mortgage loans to Fannie Mae or an obligation of Fannie Mae to accept such deliveries;

(ii) an Early Funding Agreement not being a commitment of funds to PHH; or

(iii) either party to an Early Funding Agreement reserving the right to cancel an Early Funding Agreement at any time,

shall be superseded by this Letter Agreement, provided, however, that except as set forth above, this Letter Agreement does not otherwise modify the terms and provisions of the Early Funding Agreements, including, without limitation, the procedures, and requirements of the initiation or completion of the delivery and sale of mortgage loans and pools of mortgage loans pursuant to the Early Funding Agreements or the ability of either party to declare an event of default under the Early Funding Agreements and exercise any rights and remedies arising therefrom.

3.             Commitment Fee.  (a)   PHH shall pay Fannie Mae a commitment fee for providing the Commitment in the amount specified in the Pricing Terms Letter (such fee, the “Commitment Fee”).

(b)           The Commitment Fee shall be paid in equal quarterly installments, with payments due on the date hereof, March 1, 2012, June 1, 2012, and September 1, 2012 (each such date, a “Payment Date”).  Each payment shall represent the portion of the Commitment Fee for the period starting on such Payment Date and ending on the day immediately preceding the next Payment Date (or the Scheduled Termination Date, in the case of the last quarterly payment).  The period from one Payment Date to the day immediately preceding the next Payment Date (or the Scheduled Termination Date) will be referred to herein as a “Payment Period”.

(c)           Commitment Fees attributable to prior Payment Periods are not refundable in the event of the early termination of this Letter Agreement.  Commitment Fees attributable to the then-current Payment Period will be refunded to PHH as set forth in Section 5 below. Commitment Fees shall be wired to Fannie Mae (or in the case of a refund, to PHH) to the account specified in the Pricing Terms Letter.

4.             Non-Usage Fee.  (a) PHH is required to pay a non-usage fee to Fannie Mae in the event its Average Monthly Balance (defined below) falls below the Minimum Average Monthly Balance (as defined in the Pricing Terms Letter) for any calendar month during the term of this Letter Agreement.

(b)           The “Average Monthly Balance” shall be calculated monthly by adding together the daily aggregate unpaid principal balance of all Pending mortgage loans and pools of mortgage loans, with that sum divided by the number of days in such month.  The Average Monthly Balance shall be calculated by Fannie Mae using data from Fannie Mae’s internal systems for tracking early funding transactions.  The data from these internal systems will be conclusive and binding upon PHH and Fannie Mae, absent manifest error.

(c)           In the event the Average Monthly Balance for a month is below the Minimum Average Monthly Balance, the Average Monthly Balance for such month shall be subtracted from the Minimum Average Monthly Balance, and the difference multiplied by the Annualized Non-Usage Rate (defined in the Pricing Terms Letter) based on the actual number of days during such month, to determine the “Non-Usage Fee.”  A Non-Usage Fee for a given month, if applicable, shall be paid by PHH to Fannie Mae by the fifth business day of the following month, provided that Fannie Mae has provided PHH at least three business days prior notice of the amount of the Non-Usage Fee that is due and payable, together with a reasonably detailed calculation of the Non-Usage Fee.  Any Non-Usage Fees paid to Fannie Mae will not be refunded to PHH in the event of the early termination of this Letter Agreement.

5.         Termination Events; Remedies.  (a)  The occurrence of any of the following events shall constitute a “PHH Termination Event”:

(i)                                     the occurrence of any Event of Default as set forth in an Early Funding Agreement, after the expiration of any applicable cure period;

(ii)                                  the occurrence of a “Material Adverse Change” with respect to PHH, which shall mean the occurrence of an event that would cause a material and adverse change in the financial condition, business, or operations of PHH and its parent or subsidiaries, taken as a whole, as a result of any event that disproportionately impacts PHH and its parent or subsidiaries relative to similarly-sized mortgage companies;

(iii)                               a downgrade of the credit rating of the senior long-term unsecured debt of PHH or PHH Corporation: (x) below the level of BB by Standard & Poor’s Ratings Service, or (y) below the level of Ba2 by Moody’s Investor Service, Inc;

(iv)                              PHH’s “Lender Adjusted Net Worth”, as such term is defined in Subpart A4-2-01 of the Fannie Mae Selling Guide, as it may be amended from time to time (the “Guide”), decreasing below $600 million;

(v)                                 the failure of PHH to meet the financial eligibility requirements set forth in Subpart A4-2-01 of the Guide;

(vi)                              the aggregate unpaid principal balance (“UPB”) of all outstanding Fannie Mae repurchase and make-whole requests to PHH (“Repurchase Requests”), as of the end of any calendar month, exceeding 15 percent of PHH’s “Lender Adjusted Net Worth”, as such term is defined in Subpart A4-2-01 of the Guide; provided, however, that for purposes of calculating the aggregate UPB of outstanding Repurchase Requests as of any given date, the amount of the aggregate UPB of outstanding Repurchase Requests shall be reduced by (1) the amount of “Posted Collateral” on such date attributable to “Outstanding Repurchase Exposure” that has been posted by PHH pursuant to that certain Pledge and Security Agreement, dated as of November 20, 2009, between PHH and Fannie Mae, and (2) the UPB set forth in each Repurchase Request that is attributable to repurchase or make whole requests for mortgage loans that have been outstanding 30 days or less from the issue date of the applicable Repurchase Request.  Note, the “Lender Adjusted Net Worth” calculated in this Section 5(vi) shall be based upon the financial information reported on PHH’s most recent quarterly Mortgage Bankers Financial Reporting Form;

(vii)                           the failure of PHH to pay a Commitment Fee or Non-Usage fee to Fannie Mae in accordance with the terms of this Letter Agreement within three business days following notice to PHH of such failure; and

(viii)                      the occurrence of any legislative or regulatory action that causes this Letter Agreement or the transactions contemplated hereby to be contrary to applicable law.

(b)           The occurrence of any of the following events shall constitute a “Fannie Mae Termination Event”:

(i)                                     the failure of Fannie Mae to acquire mortgage loans or pools of mortgage loans from PHH in accordance with the terms of the Commitment; and

(ii)                                the occurrence of any legislative or regulatory action that causes this Letter Agreement or the transactions contemplated hereby to be contrary to applicable law.

(c)                                  Upon the occurrence of a PHH Termination Event, Fannie Mae may either: (x) waive the PHH Termination Event and continue with the Letter Agreement in full force and effect, or (y) at its option, terminate this Letter Agreement upon written notice to PHH.  Upon the termination of this Letter Agreement by Fannie Mae pursuant to a PHH Termination Event, Fannie Mae shall refund any pro-rated Commitment Fees paid by PHH to Fannie Mae that are attributable to the time period after the effective date of the termination, less any Non-Usage Fees owed by PHH as of the effective date of such termination.  PHH shall not be liable for any direct, indirect, incidental, special, consequential, exemplary or punitive damages of Fannie Mae in connection with the termination of this Letter Agreement.

(d)                                 Upon the occurrence of a Fannie Mae Termination Event, PHH may either: (x) waive the Fannie Mae Termination Event and continue with the Letter Agreement in full force and effect, or (y) at its option, terminate this Letter Agreement upon written notice to Fannie Mae.  Upon the termination of this Letter Agreement by PHH pursuant to a Fannie Mae Termination Event, Fannie Mae shall refund any pro-rated Commitment Fees paid by PHH to Fannie Mae that are attributable to the time period after the effective date of the termination, less any Non-Usage Fees owed by PHH as of the effective date of such termination.  Fannie Mae shall not be liable for any direct, indirect, incidental, special, consequential, exemplary or punitive damages of PHH in connection with the termination of this Letter Agreement.

(e)                                  The early termination of this Letter Agreement will not impact the status of Pending transactions under the Early Funding Agreements; provided, however, that for the avoidance of doubt, the termination of other contracts between PHH and Fannie Mae (e.g., the Early Funding Agreements, the Master Agreement) may impact the status of Pending transactions under the Early Funding Agreements.

6.                           Notices.  Any notice or request permitted or required pursuant to this Letter Agreement must be in writing and sent to the addresses set forth below, or such other address as a party hereto may from time to time designate, via a means that ensures overnight delivery or by intra-day messenger, with a copy of such written notice sent via email to the address or addresses identified below:

Fannie Mae:	Ms. Renee Schultz, Vice President
Fannie Mae
4000 Wisconsin Avenue, NW
Washington, DC 20016
renee_r_schultz@fanniemae.com
early_funding@fanniemae.com
Telephone: 1-866-944-3863

PHH:	Attn: Mark Johnson
PHH Mortgage Corporation
1 Mortgage Way
Mount Laurel, NJ 08054
mark.johnson@phhmail.com

with a copy to:

PHH Mortgage Corporation
Attn: General Counsel
1 Mortgage Way
Mount Laurel, NJ 08054
legalnotice@phhmail.com

7.               No Assignment.  Neither this Letter Agreement nor any rights or obligations hereunder may be assigned by Fannie Mae or PHH without the prior written consent of the other.  A change of control of PHH shall constitute an assignment of this Letter Agreement.

8.               No Publicity.  Except for disclosures required by applicable law, including any filing with the U.S. Securities Exchange Commission made upon the advice of counsel, no public announcement concerning the terms of this Letter Agreement shall be made by Fannie Mae or PHH unless such announcement has been previously agreed upon in writing by both parties.  Neither party shall, in the course of performance of this Letter Agreement or thereafter, use the other party’s name in any advertising or promotional materials without the prior written consent of the other party, which consent shall not be unreasonably withheld.

9.               Counterparts.  This Letter Agreement may be signed in counterparts, each of which shall be deemed to be an original and both of which, when taken together, shall constitute one and the same instrument.

10.         Integration.  This Letter Agreement, together with the Pricing Terms Letter, supersedes all prior or contemporaneous agreements and understandings (whether written or oral) between PHH and Fannie Mae with respect to the subject matter hereof and thereof, including the Letter Agreement between Fannie Mae and PHH dated as of December 16, 2010, related to the Committed Purchase Facility for Early Funding.

11.         Governing Law; Amendments to this Agreement.  The terms of this Letter Agreement shall be governed by the laws of the District of Columbia, without regard to its conflicts of laws rules.  Both parties hereby irrevocably consent to the jurisdiction of the courts in the District of Columbia.  No amendment to this Letter Agreement shall be effective unless it is in writing and signed by both Fannie Mae and PHH.

12.         No Modification of Agreements.  (a) This Letter Agreement sets forth the terms of Fannie Mae’s Commitment to purchase mortgage loans and pools of mortgage loans from PHH pursuant to the Early Funding Agreements.  This Letter Agreement is not intended to modify to the terms and provisions of the Early Funding Agreements, other than as set forth in Section 2(d) of this Letter Agreement.

(b)                                 Each of Fannie Mae and PHH reserves their respective rights and remedies under any other agreement in place between the parties.

13.         No Fiduciary Relationship.  Each party acknowledges and agrees that no fiduciary, advisory, or agency relationship exists between the parties, or  is intended to be created between the parties as a result of this Letter Agreement or any of the transactions contemplated hereby.

14.         No Third Party Beneficiaries.  Each party agrees that this Letter Agreement is intended to be solely for the benefit for the parties hereto and is not intended to and does not confer any benefits upon, or create any rights in favor of, any other person other than the parties hereto.

15.         Waivers.  No waiver of any right, power, or privilege hereunder by a party shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder by such party, and no exercise of any remedy hereunder by a party shall constitute a waiver of such party’s right to exercise any other remedy hereunder.

Please countersign the two (2) enclosed counterparts of this letter to evidence your agreement with the terms hereof and return one (1) to my attention at the above-listed address.

Thank you.

Yours truly,

FANNIE MAE

		By:	/s/ Renee R. Schultz
Renee R. Schultz
Vice President, Capital Markets

ACCEPTED AND AGREED:

PHH MORTGAGE CORPORATION

By:	/s/ Mark E. Johnson
Name: Mark E. Johnson
Title: Senior Vice President & Treasurer